Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP AWARDED $650 MILLION CONTRACT BY PETROBRAS

HOUSTON August 23, 2012 — Dril-Quip, Inc. (NYSE: DRQ) today announced that Dril-Quip do Brasil LTDA, its wholly owned subsidiary, has been awarded a four-year contract by Petrobras, Brazil’s national oil company, for the supply of subsea wellhead systems and associated tools to be used in the drilling of deepwater wells offshore Brazil. Based on current exchange rates and after Brazilian taxes, the contract is valued at $650 million if all of the equipment under the contract is ordered. Amounts will be included in Dril-Quip’s backlog as purchase orders are received under the contract. Dril-Quip expects to begin delivering products under the contract in the second half of 2013.

The contract is subject to customary terms and conditions for agreements of this type, including termination, extension, product inspection, local content requirements and price adjustment provisions.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, decisions made by the Company’s customers and suppliers, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Certain material factors that could cause the Company’s actual results to differ from those contemplated in this press release include, but are not limited to, the amount of products actually ordered pursuant to the contract with Petrobras, decisions by Petrobras to terminate the contract and the Company’s ability to successfully manufacture and deliver, and Petrobras’ acceptance of, the products ordered. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.